As filed with the Securities and Exchange Commission on October 8, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________

Form S-8

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

________________

Amyris, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	55-0856151
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

Amyris, Inc.

5885 Hollis Street, Suite 100
Emeryville, CA 94608

(510) 450-0761

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

2010 Equity Incentive Plan

2010 Employee Stock Purchase Plan

(Full title of the plans)

John Melo

President and Chief Executive Officer

Amyris, Inc.

5885 Hollis Street, Suite 100

Emeryville, CA 94608

(510) 450-0761

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Gordon K. Davidson, Esq. Faisal Rashid, Esq. Amanda L. Rose, Esq. Fenwick & West LLP Silicon Valley Center 801 California Street Mountain View, California 94041 (650) 988-8500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $0.0001 par value per share
-- To be issued under the 2010 Equity Incentive Plan	3,828,241(2)	$4.09 (3)	$15,657,505.69	$2,032.34
-- To be issued under the 2010 Employee Stock Purchase Plan	382,824(4)	$3.48 (5)	$1,332,227.52	$172.92
Total	4,211,065		$16,989,733.21	$2,205.26

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (this “Registration Statement”) shall also cover any additional shares of the registrant’s common stock that become issuable under the registrant’s 2010 Equity Incentive Plan (the “2010 EIP”) or 2010 Employee Stock Purchase Plan (the “2010 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the registrant’s outstanding shares of common stock.

(2)	Represents an automatic increase in the number of shares available for grant and issuance under the 2010 EIP equal to approximately 5% of 76,564,829 shares, the total number of issued and outstanding shares of the registrant’s common stock as of December 31, 2018 (as reflected in the records of the registrant’s stock transfer agent). This automatic increase was effective as of January 1, 2019. Shares available for issuance under the 2010 EIP were previously registered on registration statements on Form S-8 filed with the Securities and Exchange Commission (the “SEC”) on October 1, 2010 (Registration No. 333-169715), February 28, 2011 (Registration No. 333-172514), March 9, 2012 (Registration No. 333-180006), March 28, 2013 (Registration No. 333-187598), May 20, 2013 (Registration No. 333-188711), April 14, 2014 (Registration No. 333-195259), April 2, 2015 (Registration No. 333-203213), April 1, 2016 (Registration No. 333-210569), April 17, 2017 (Registration No. 333-217345), April 18, 2018 (Registration No. 333-224316) and June 25, 2018 (Registration No. 333-225848).

(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) under the Securities Act and based upon the average of the high and low prices of the registrant’s common stock as reported on The Nasdaq Global Select Market on October 3, 2019.

(4)	Represents an automatic increase in the number of shares reserved for issuance under the 2010 ESPP equal to approximately 0.5% of 76,564,829 shares, the total number of issued and outstanding shares of the registrant’s common stock as of December 31, 2018 (as reflected in the records of the registrant’s stock transfer agent). This automatic increase was effective as of January 1, 2019. Shares available for issuance under the 2010 ESPP were previously registered on registration statements on Form S-8 filed with the SEC on October 1, 2010 (Registration No. 333-169715), February 28, 2011 (Registration No. 333-172514), March 9, 2012 (Registration No. 333-180006), March 28, 2013 (Registration No. 333-187598), April 14, 2014 (Registration No. 333-195259), April 2, 2015 (Registration No. 333-203213), April 1, 2016 (Registration No. 333-210569) and April 18, 2018 (Registration No. 333-224316).

(5)	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) under the Securities Act and based upon the average of the high and low prices of the registrant’s common stock as reported on The Nasdaq Global Select Market on October 3, 2019, multiplied by 85%, which is the percentage of the trading price per share applicable to purchases under the 2010 ESPP.

REGISTRATION OF ADDITIONAL SHARES

PURSUANT TO GENERAL INSTRUCTION E

Pursuant to General Instruction E of Form S-8, the registrant is filing this Registration Statement with the SEC to register (1) 3,828,241 additional shares of common stock available for grant and issuance under the 2010 EIP and (2) 382,824 additional shares of common stock reserved for issuance under the 2010 ESPP, pursuant to the provisions of those plans providing for an annual increase in the number of shares subject to such plans equal to the lesser of (i) 5% of the registrant’s issued and outstanding shares of common stock as of December 31, 2018, in the case of the 2010 EIP, and 1% of the registrant’s issued and outstanding shares of common stock as of December 31, 2018, in the case of the 2010 ESPP or (ii) a number of shares as determined by the registrant’s Board of Directors (the “Board”) or Leadership Development and Compensation Committee of the Board; provided, that in the case of the 2010 ESPP, the aggregate number of shares issued over the term of the 2010 ESPP shall not exceed 1,666,666 shares of common stock. The Board has approved an increase in the number of shares available for grant and issuance under the 2010 EIP equal to approximately 5% of the registrant’s issued and outstanding shares of common stock as of December 31, 2018 and an increase in the number of shares reserved for issuance under the 2010 ESPP equal to approximately 0.5% of the registrant’s issued and outstanding shares of common stock as of December 31, 2018.

This Registration Statement hereby incorporates by reference the contents of the registrant’s registration statements on Form S-8 filed with the SEC on October 1, 2010 (Registration No. 333-169715), February 28, 2011 (Registration No. 333-172514), March 9, 2012 (Registration No. 333-180006), March 28, 2013 (Registration No. 333-187598), May 20, 2013 (Registration No. 333-188711), April 14, 2014 (Registration No. 333-195259), April 2, 2015 (Registration No. 333-203213), April 1, 2016 (Registration No. 333-210569), April 17, 2017 (Registration No. 333-217345), April 18, 2018 (Registration No. 333-224316) and June 25, 2018 (Registration No. 333-225848).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Emeryville, State of California, on this 8th day of October, 2019.

AMYRIS, INC.

By:	/s/ John Melo
John Melo
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints John Melo, Jonathan Wolter and Nicole Kelsey, and each of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John Melo	Director, President and Chief Executive Officer	October 8, 2019
John Melo	(Principal Executive Officer)

/s/ Jonathan Wolter	Interim Chief Financial Officer	October 8, 2019
Jonathan Wolter	(Principal Financial Officer)

/s/ Anthony Hughes	Chief Accounting Officer	October 8, 2019
Anthony Hughes	(Principal Accounting Officer)

/s/ John Doerr	Director	October 8, 2019
John Doerr

/s/ Geoffrey Duyk	Director	October 8, 2019
Geoffrey Duyk

/s/ Philip Eykerman	Director	October 8, 2019
Philip Eykerman

/s/ Christoph Goppelsroeder	Director	October 8, 2019
Christoph Goppelsroeder

/s/ Frank Kung	Director	October 8, 2019
Frank Kung

/s/ James McCann	Director	October 8, 2019
James McCann

/s/ Steven Mills	Director	October 8, 2019
Steven Mills

/s/ Carole Piwnica	Director	October 8, 2019
Carole Piwnica

/s/ Lisa Qi	Director	October 8, 2019
Lisa Qi

/s/ R. Neil Williams	Director	October 8, 2019
R. Neil Williams

Exhibit Index

Exhibit Number	Description
3.01	Restated Certificate of Incorporation
3.02	Certificate of Amendment of the Restated Certificate of Incorporation dated May 9, 2013
3.03	Certificate of Amendment of the Restated Certificate of Incorporation dated May 12, 2014
3.04	Certificate of Amendment of the Restated Certificate of Incorporation dated September 18, 2015
3.05	Certificate of Amendment of the Restated Certificate of Incorporation dated May 18, 2016
3.06	Form of Certificate of Designation of Preferences, Rights and Limitations of Series A 17.38% Convertible Preferred Stock (found at Exhibit A-1, herein)
3.07	Form of Certificate of Designation of Preferences, Rights and Limitations of Series B 17.38% Convertible Preferred Stock (found at Exhibit A-2, herein)
3.08	Form of Certificate of Designation of Preferences, Rights and Limitations of Series C Convertible Preferred Stock (found at Exhibit A-3, herein)
3.09	Certificate of Amendment of the Restated Certificate of Incorporation dated June 5, 2017
3.10	Form of Certificate of Designation of Preferences, Rights and Limitations of Series D Convertible Preferred Stock (found at Exhibit E, herein)
3.11	Restated Bylaws
4.01	Specimen of Common Stock Certificate
4.02	2010 Equity Incentive Plan, as amended on May 22, 2018, and forms of award agreements thereunder
4.03	2010 Employee Stock Purchase Plan, as amended on May 22, 2018, and form of subscription agreement thereunder
5.01	Opinion of Fenwick & West LLP
23.01	Consent of Macias Gini & O’Connell LLP, independent registered public accounting firm
23.02	Consent of BDO USA, LLP, independent registered public accounting firm
23.03	Consent of Fenwick & West LLP (included in Exhibit 5.01)
24.01	Power of attorney